Exhibit 99.1
Neustar Reports Results for Second Quarter 2015
Acquires Strategic Domain Name Registry

STERLING, VA, July 30, 2015 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced results for the quarter ended June 30, 2015, and increased its guidance for full-year 2015.
In a separate announcement, the company stated that it has acquired Australia-based Bombora Technologies Pty Ltd, the registry services provider of the .au top-level domain and numerous other top-level domains, for approximately AUD $118.5 million, or approximately USD $86.9 million in cash.
Results for Second Quarter 2015 Compared to Second Quarter 2014

•	Revenue increased 8% to $256.8 million

•	Marketing Services revenue increased 17% to $40.9 million

•	Security Services revenue increased 18% to $40.5 million

•	Net income increased 22% to $45.1 million

•	Net income per share increased 31% to $0.80
Non-GAAP Results for Second Quarter 2015 Compared to Second Quarter 2014

•	Adjusted net income increased 7% to $61.7 million

•	Adjusted net income per share increased 16% to $1.10
“Our strong second quarter results reflect increased demand for the differentiated services we provide clients, based on our unique datasets and proprietary algorithms,” said Lisa Hook, Neustar’s President and Chief Executive Officer. “With exceptional accuracy and our core expertise in authentication, we help clients make informed, real-time decisions to promote their services and protect their brands online.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “Information Services continued to deliver impressive revenue growth, with a 10% year-over-year increase.  In addition, our strong profits and cash flows reflect the strength in our business model and the ability to execute on our strategic initiatives.  With this continued momentum and the registry acquisition announced today, we are increasing our full-year revenue and adjusted net income guidance.”
Discussion of Second Quarter Results
Revenue totaled $256.8 million, an 8% increase from $237.5 million in 2014. Marketing Services revenue grew 17% to $40.9 million driven by increased demand for the company's services that help its clients make informed and high-impact decisions to promote their products and services. Security Services revenue grew 18% to $40.5 million driven by increased demand for the company's DNS Services and additional revenue from domain name registries. Data Services revenue was flat at $49.2 million. NPAC Services revenue grew 6% to $126.2 million driven by an increase in NPAC fixed-fee revenue.

Operating expense totaled $178.7 million, a 3% increase from $172.7 million in the second quarter of 2014. This $6.0 million increase was driven by a $3.3 million increase in personnel and personnel-related expense, and a $4.6 million increase in costs related to information technology and systems. In addition, the company incurred an increase of $1.1 million in professional fees and marketing expense associated with the NPAC.
As of June 30, 2015, the company's cash and cash equivalents totaled $412.0 million, an increase of $85.4 million from $326.6 million as of December 31, 2014. As of June 30, 2015, the company's outstanding debt under its term facilities and senior notes was $779.3 million. During the quarter, the company purchased approximately 1.4 million shares at an average price of $27.72 per share, for approximately $38.0 million.
Business Outlook for 2015
The company increased its full-year 2015 guidance provided on April 29, 2015:

•	Revenue to range from $1.035 billion to $1.045 billion or growth of 7% to 8%

•	Adjusted net income to range from $245 million to $255 million or a decline of 1% to 5%. In 2014, the company recorded $12.2 million of discrete tax items

•	Adjusted net income per share to range $4.34 to $4.51 or flat to 4% growth
The company's business outlook excludes the impact of any future share repurchases.
Conference Call
As announced on July 16, 2015, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 877-704-5378 (international callers dial 913-312-1485) and entering PIN 8258371.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) August 6, 2015 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering PIN 8258371, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional investors; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. The supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures. These non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and beliefs about its future results, such as its guidance regarding future results of operations. The company has attempted, whenever possible, to identify these forward-looking statements by using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly results due to such factors as modifications to, terminations of, or failures to renew (or announcements related to any of the foregoing) the company's material contracts, including its contracts to serve as the Local Number Portability Administrator, disruptions to the company's operations resulting from network disruptions, security breaches or other events, or an inability to obtain high quality data on favorable terms or otherwise; general economic conditions in the regions and industries in which the company operates; the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the company's ability to acquire Bombora Technologies Pty Ltd and realize the expected benefits in a timely manner or at all; the company's ability to successfully identify and complete other acquisitions and integrate and support the operations of other businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications and Internet industries; and the impact on the company of any litigation, arbitration, investigation or other similar proceeding. More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(unaudited)
Revenue	$237,457	$256,767	$467,354	$508,155
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	60,844	67,551	119,455	131,709
Sales and marketing	48,637	50,942	98,628	97,676
Research and development	6,932	5,997	13,991	12,451
General and administrative	26,008	24,729	52,299	49,386
Depreciation and amortization	30,086	29,438	57,726	59,362
Restructuring charges	200	—	5,166	—
	172,707	178,657	347,265	350,584
Income from operations	64,750	78,110	120,089	157,571
Other (expense) income:
Interest and other expense	(7,270)	(6,481)	(13,267)	(13,203)
Interest income	163	69	258	295
Income before income taxes	57,643	71,698	107,080	144,663
Provision for income taxes	20,796	26,640	38,550	53,391
Net income	$36,847	$45,058	$68,530	$91,272
Net income per common share:
Basic	$0.62	$0.81	$1.14	$1.64
Diluted	$0.61	$0.80	$1.11	$1.61
Weighted average common shares outstanding:
Basic	58,973	55,377	60,100	55,676
Diluted	60,388	56,238	61,539	56,563

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2014	June 30, 2015
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$326,577	$411,975
Restricted cash	2,191	2,531
Accounts receivable, net	155,086	162,847
Unbilled receivables	13,084	13,498
Prepaid expenses and other current assets	24,392	31,187
Deferred costs	6,951	7,758
Income taxes receivable	15,956	—
Deferred income tax assets	10,380	16,513
Total current assets	554,617	646,309
Property and equipment, net	161,604	147,611
Goodwill	692,269	691,033
Intangible assets, net	302,622	271,187
Other assets, long-term	30,996	32,491
Total assets	$1,742,108	$1,788,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,439	$6,455
Accrued expenses	94,771	89,073
Income taxes payable	—	4,847
Deferred revenue	73,908	74,244
Notes payable	7,972	7,972
Capital lease obligations	3,702	4,175
Other liabilities	23,125	24,116
Total current liabilities	211,917	210,882
Deferred revenue, long-term	27,017	21,872
Notes payable, long-term	775,318	771,331
Capital lease obligations, long-term	5,579	3,928
Deferred income tax liabilities, long-term	49,111	60,372
Other liabilities, long-term	53,683	61,200
Total liabilities	1,122,625	1,129,585
Total stockholders’ equity	619,483	659,046
Total liabilities and stockholders’ equity	$1,742,108	$1,788,631

Reconciliation of Non-GAAP Financial Measures
In this press release and in other statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three and six months ended June 30, 2014 and 2015 and the year ending December 31, 2015. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's results to prior periods, as well as against the performance of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ending December 31,
	2014	2015	2014	2015	2015 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$237,457	$256,767	$467,354	$508,155	$1,040,000

Net income	$36,847	$45,058	$68,530	$91,272	$184,000
Add: Stock-based compensation	15,559	9,467	27,285	17,697	38,000
Add: Amortization of acquired intangible assets	15,985	15,717	30,051	31,435	63,000
Add: Restructuring charges (2)	200	—	5,166	—	—
Add: Acquisition-related costs (3)	799	793	2,379	793	793
Less: Adjustment for provision for income taxes (4)	(11,741)	(9,357)	(23,358)	(18,133)	(35,793)
Adjusted net income	$57,649	$61,678	$110,053	$123,064	$250,000
Adjusted net income margin (5)	24%	24%	24%	24%	24%
Adjusted net income per diluted share	$0.95	$1.10	$1.79	$2.18	$4.42
Weighted average common shares outstanding - diluted	60,388	56,238	61,539	56,563	56,500

(1)	The amounts expressed in this column represent the midpoint of the company's guidance as of the date of this press release.

(2)	Amounts represent restructuring charges related to the termination or relocation of certain employees and reduction in or closure of leased facilities.

(3)	Amounts represent costs incurred by the company in connection with completed acquisitions.

(4)	Adjustments reflect the estimated impact of income taxes using the effective tax rate for the applicable period.

(5)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Lara Wyss (415) 659-6154 PR@neustar.biz